Exhibit 99.1

For Immediate Release

Contact: Thomas F. Hoffman

              (412) 831-4060

CONSOL Energy Reports Fourth Quarter and Calendar Year Results

PITTSBURGH (January 28, 2004) – CONSOL Energy Inc. (NYSE:CNX), a producer of high-Btu bituminous coal and of coalbed methane gas, reported a loss of $24.6 million, or $0.27 per diluted share, for its fourth quarter ended December 31, 2003, compared with net income of $4.1 million, or $0.05 per diluted share for the same quarter a year earlier. Net cash from operating activities was $64.2 million for the December 2003 quarter, compared with $150.3 million for the same quarter a year earlier.

FINANCIAL RESULTS – Period-To-Period Comparison

	Quarter Ended December 31, 2003	Quarter Ended December 31, 2002	Twelve Months Ended December 31, 2003	Twelve Months Ended December 31, 2002
Revenue	$554.0	$554.6	$2,222.5	$2,183.6
Net Income (Loss)	$(24.6)	$4.1	$(11.8)	$11.7
Earnings Per Share (Diluted)	$(0.27)	$0.05	$(0.14)	$0.15
Net Cash from Operating Activities	$64.2	$150.3	$381.1	$329.6
EBITDA	$45.3	$72.9	$236.8	$261.6
EBIT	$(12.8)	$7.5	$(5.4)	$(1.2)
Capital Expenditures	$(104.4)	$(57.1)	$(290.7)	$(295.0)
Other Investing Cash Flows	$13.4	$10.2	$86.0	$(44.9)

In millions of dollars except per share. Capital expenditures do not include equity affiliates. Other investing cash flows include: Additions to Intangibles; Investment in Equity Affiliates; Proceeds from sales of Assets.

“Fourth quarter results primarily were impacted by a variety of operational problems, principally in our coal segment, that we detailed in our December announcement,” said J. Brett Harvey, president and chief executive officer. “However, final results for the quarter were lower than the revised forecast we released in December because of additional tax liabilities, provisions for legal contingencies including a one-time charge for costs related to the Special Committee investigation, and restructuring costs that we had not forecasted earlier.” Harvey said pre-tax legal costs and restructuring charges in the quarter were $11.7 million, or $0.13 per diluted share.

Harvey said that energy fundamentals were favorable both for CONSOL Energy’s coal and gas businesses. “Our gas operations increased production 7.3 percent and the average price received for our gas increased 11.8 percent quarter-to-quarter,” Harvey said. “As a result, revenues from the sale of gas increased 18.2% in the period-to-period comparison, and 41.3 percent for the full year-to-year comparison.”

He said average realized price for company- produced coal rose 3.5 percent, but coal production declined 6.3 percent. “Because of lower coal production and the resulting higher unit costs, coal production income per ton declined 68.1 percent in the period-to-period comparison.” Harvey said coal production declined period-to-period because of previously disclosed operating problems and because some assets that had been producing in the 2002 period either depleted their coal or were sold earlier in 2003.

“Despite good demand for coal and gas as well as steadily improving prices, we never fully recovered from the impact of the mine fires at our coal operations early in the first quarter,” Harvey concluded. “Fortunately, those demand and pricing fundamentals remain in place today. With improved execution in our operations, we should substantially improve our financial performance in 2004.”

Analysis of the Quarter

Total revenue was essentially unchanged in the quarter-to-quarter comparison. An increase in sales revenue of about one percent was offset by decreases in freight revenue and a decrease in other income.

Total costs increased 2.6 percent quarter-to-quarter. Cost of goods sold increased 6.8 percent.

The increase in Cost of Goods sold is primarily due to a higher cost per ton of produced coal, reflecting higher medical expense of retired employees, increased salaried pension expenses, increased Combined Fund premiums, increased supply costs and increased labor costs.

Selling, General and Administrative costs increased 28.0 percent, reflecting costs related to the Special Committee investigation into allegations made in an anonymous letter and professional charges related to the sale by RWE AG of CONSOL Energy common stock.

Depreciation, Depletion and Amortization declined 11.2 percent, reflecting the closing or sale of several mines and a higher ratio of gas production coming from mine gob gas. Mine gob gas wells generally produce for less than 12 months and are expensed instead of capitalized.

Interest expense declined 33.0 percent, reflecting lower short-term debt and a change in accounting rules related to coal mine closing and reclamation and to gas well closing obligations.

Taxes other than income declined 12.8 percent primarily reflecting a reduction in capital stock and franchise taxes paid due to the impact of merging several CONSOL Energy subsidiaries.

Restructuring charges in the December 2003 quarter of $3.6 million reflect severance payments made as a result of a December 2003 reduction in workforce of approximately 100 salaried employees and other severance payments made for salaried workforce reductions made throughout the year.

Losses for the quarter increased in the quarter-to-quarter comparison because of a larger pre-tax loss and an increase in income taxes related to the sale of the company’s Canadian assets. Net cash provided by operating activities decreased 57.3 percent, primarily reflecting lower coal sales, higher unit costs associated with coal production, and increased payments for retiree health benefits. EBIT declined 270.1 percent and EBITDA declined 37.9 percent in the quarter-to-quarter comparison.

Total debt in the quarter-to-quarter comparison declined 19.6 percent. As of December 31, 2003, CONSOL Energy had $195.9 million in total liquidity, which is comprised of $6.5 million in cash and $189.4 million available under its $266.8 million bank facility.

Coal Operations

	Quarter Ended December 31, 2003	Quarter Ended December 31, 2002	Twelve Months Ended December 31, 2003	Twelve Months Ended December 31, 2002
Total Coal Sales	15.9	16.8	64.0	67.3
Sales – Company Produced	15.3	16.1	61.5	64.8
Coal Production	14.9	15.9	60.4	66.2
Average Realized Price – Company Produced	$27.93	$26.98	$27.61	$26.76
Operating Costs	$19.78	$17.68	$18.81	$17.79
Non-operating Charges	$4.82	$4.48	$4.79	$4.28
DD&A	$2.67	$2.76	$2.64	$2.67
Total Cost – Company Produced *	$27.27	$24.91	$26.24	$24.73

Sales and production in millions of tons, including equity affiliates. Prices and costs in dollars per ton.

*	Amounts may not add due to rounding.

Coal segment performance in the quarter-to-quarter comparison was impacted by a decline of 1.0 million tons of coal produced, including production from equity affiliates, resulting in a decline of 0.8 million tons in sales of company- produced coal (including equity affiliates) and a decline in total coal sales of 0.9 million tons despite growing demand for coal. The production decline quarter-to-quarter reflects the depletion or sale of coal mines that had produced during the 2002 quarter. In the quarter-to-quarter comparison, production from continuing operations increased 0.4 million tons, or 2.7 percent.

Average realized prices for company produced coal increased, period-to-period, by $0.95 per ton, reflecting improved contract prices, as well as growing demand for coal and lower industry production of coal in the eastern United States, both of which have resulted in higher spot prices. Costs for company-produced coal increased $2.36 per ton because of higher employee benefit charges, higher mining costs and lower production, which impacts costs on a unit basis.

Gas Operations

	Quarter Ended December 31, 2003	Quarter Ended December 31, 2002	Twelve Months Ended December 31, 2003	Twelve Months Ended December 31, 2002
Volumes
Gas Sales Volumes - Produced (8/8th bcf)	13.3	12.4	50.8	47.2
3rd Party Gas Gathered Volumes (8/8th bcf)	0.5	0.0	1.2	0.0
Net Price (8/8th mcf)	$4.19	$3.77	$4.16	$3.17
3rd Party Gathering Revenue	$0.37	—	$0.37	—
Costs (8/8th mcf)
Lifting	$0.24	$0.29	$0.27	$0.26
Gathering	$0.60	$0.56	$0.56	$0.54
Other Production Costs	$0.22	$0.13	$0.18	$0.21
Administration	$0.25	$0.23	$0.24	$0.21
DD&A	$0.41	$0.72	$0.66	$0.73
Production Taxes	$0.12	$0.11	$0.12	$0.09
Royalties	$0.46	$0.33	$0.48	$0.27
Total *	$2.30	$2.37	$2.51	$2.31

Volumes, including equity affiliates, in billions of cubic feet. Revenues and costs shown as dollars per 1,000 cubic feet.

*	Amounts may not add due to rounding.

Sales volumes for company-produced gas increased 7.3 percent in the quarter-to-quarter comparison. The growth in gas sales was a result of continued strong demand for natural gas and increased company production from additional wells drilled on proved reserves. Gas prices received, net of accounting for financial gains or losses on hedging activity, increased 11.1 percent, reflecting increased demand for gas and concerns over intermediate-term supplies of gas in the United States.

Unit operating costs net of production taxes and royalties decreased 10.9 percent. Unit cost improvements resulted from a decrease in charges for depreciation, depletion, and amortization, and lower lifting costs.

Average daily gross production quarter-to-quarter rose 7.0 percent, 135.0 million cubic feet per day to 144.5 million cubic feet per day.

Developments During the Quarter

In October, CONSOL Energy was honored by the United States Office of Surface Mining for outstanding reclamation at the company’s Burning Star 5 Mine in Illinois.

CONSOL Energy’s largest shareholder, RWE AG, of Essen, Germany, sold 27.3 million shares of CONSOL Energy common stock in a private placement sale, reducing RWE’s holdings of CONSOL Energy to 16.6 million shares of common stock, or 18.5 percent of common shares outstanding.

CONSOL Energy disclosed that it had received a copy of an anonymous letter addressed to the Securities and Exchange Commission making allegations against certain directors and officers. The company announced that the Board of Directors would create a Special Committee to investigate the matter.

In November, CONSOL Energy elected James E. Altmeyer, Sr., a West Virginia business executive, as an independent member of the CONSOL Energy Board of Directors.

In December, CONSOL Energy announced the donation of approximately 140 acres of land near Somerset, Pennsylvania to The Conservation Fund to further efforts to develop a National Memorial to the victims of the crash of Flight 93 during a terrorist attack in September 2001.

CONSOL Energy adopted a shareholder rights plan designed to ensure that all shareholders receive fair value for their common shares in the event of a proposed takeover and to guard against the use of partial tender offers or other coercive tactics to gain control of the company without offering fair value to CONSOL Energy shareholders.

Subsequent Events

In January, CONSOL Energy announced that it intended to sell its 50 percent interest in the Glennies Creek Mine in New South Wales, Australia, to its joint venture partner, AMCI, Inc., for $US 27.5 million and the assumption of CONSOL Energy’s 50 percent share of the debt in Glennies Creek Mine.

Three CONSOL Energy mines in West Virginia, Robinson Run, Shoemaker and Blacksville 2, were honored by the State of West Virginia for outstanding safety performance.

A Special Committee of the Board of Directors of CONSOL Energy completed its investigation of allegations against certain directors and officers of the company contained in an anonymous letter sent to the United States Securities and Exchange Commission. The Special Committee found no evidence of fraud or malfeasance and no evidence to suggest that CONSOL Energy’s publicly issued financial statements were incorrect.

Finally, CONSOL Energy’s Board of Directors elected three new independent members to the Board. They were: William E. Davis, a power industry executive; William P. Powell, an investment banker; and Joseph T. Williams, a former oil and gas industry executive.

Outlook

CONSOL Energy has set the following targets for the current quarter and for the year ending December 31, 2004:

	1Q2004	CY2004
Coal Production	15 - 16	65 - 69
Coal Sales – Company Produced	14.3 - 15.3	65 - 69
Average Realized Price/Ton	$27.80 - $27.95	$27.80 - $28.06
Firm or Committed Coal Sales – 2004		68.1
Gas Production/Sales Volumes	13.0 - 13.8	56.0 - 59.5
Fixed Prices Gas Sales (1/15/04)	10.7 @ $5.26	45.0 @ $4.94
CAPEX	$90 - $100	$340 - $364
Coal		$238 - $254
Gas		$73 - $78
Other		$29 - $32
Net Income/Share	$(0.10) - $(0.05)	$0.60 - $0.75
Net Cash from Operating Activities	$27 - $34	$262 - $328
Diluted Shares Outstanding	90.434	90.434

Coal sales and production in millions of tons; coal sales and production includes equity affiliates; gas volumes in billions of cubic feet; gas prices in dollars per thousand cubic feet; CAPEX in millions; net cash from operating activities in millions; shares outstanding in millions. Committed sales tons represent potential sales where terms largely have been agreed upon with a customer, but for which signed contracts have yet to be executed.

CONSOL Energy has the following commitments or contracts to sell coal and the following fixed price sales for gas in 2005:

Coal	40.6
Gas	35.9 @ $4.59

Coal sales in millions of tons. Gas sales in billion of cubic feet. Gas prices in dollars per thousand cubic feet.

“We expect energy fundamentals to remain favorable during 2004,” said Harvey. “The economy continues to recover, electricity demand in 2003 was up nearly two percent and should continue to increase, weather as we begin the year has been normal, coal inventories at power plants and at our mines are at lower than historical levels.

Harvey said he expects coal supplies to remain tight. “Overall capacity in the industry appears to be less than in previous years. In CONSOL’s case, even though we expect to increase production by more than 10 percent this year compared with last, most of that coal is spoken for,” he said.

Harvey said he expects the Loveridge Mine in West Virginia to begin longwall coal production in early March and for the second longwall mining system at the McElroy Mine, also in West Virginia, to begin production in the third quarter of this year.

“Our capital expenditure forecast for the year is front-end loaded, reflecting the final expenditures necessary to bring Loveridge and then the second McElroy longwall on line,” said Harvey. “Expenditures will decline as the year goes on. However, there are a number of additional high return projects in gas and in coal that we would like to do as well.”

Harvey said the company is considering various financing sources and expects to access capital markets during the year to fund these projects.

Harvey said high prices for natural gas evidence skepticism with regard to the intermediate-term supply outlook despite the current adequacy of gas inventories. “In 2003, we saw the highest average gas prices ever on the NYMEX, with prices averaging $5.50 per MCF, up 63% from 2002. Yet gas production, through August 2003, was up only 2%.” He said the company has set gas production targets in 2004 that will increase production by 17.0 percent compared to the year just ended.

“For the first time in recent memory, we have a situation where CONSOL Energy has targeted rising production with rising prices in both coal and gas,” Harvey said. “Markets, particularly in coal, finally are beginning to yield a return on capital that will allow us to invest in the business and produce adequate returns for our shareholders.”

“With the energy fundamentals lined up favorably for us,” he concluded, “our challenge will be to execute our production plans and to avoid the problems that impacted us in 2003.”

CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 19 bituminous coal mining complexes in seven states. In addition, the company is one of the largest U.S. producers of coalbed methane with daily gas production of approximately 146.2 million cubic feet from wells in Pennsylvania, Virginia and West Virginia. The company also has a joint-venture company to produce natural gas in Virginia and Tennessee, and the company produces electricity from coalbed methane at a joint-venture generating facility in Virginia.

CONSOL Energy Inc. has annual revenues of $2.2 billion. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

	QUARTER ENDED 12/31/03	QUARTER ENDED 12/31/02	TWELVE MONTHS ENDED 12/31/03	TWELVE MONTHS ENDED 12/31/02
Net Income/(Loss)	(24,636)	4,134	(11,815)	11,676
Less: Cumulative Effect of Accounting Change	—	—	4,768	—

Adjusted Net Income/(Loss)	(24,636)	4,134	(16,583)	11,676

Add: Interest Expense	8,449	12,603	34,451	46,213
Less: Interest Income	(1,885)	(739)	(6,298)	(7,020)
Add: Income Tax Expense/ (Benefit)	5,320	(8,503)	(16,924)	(52,099)

Earnings Before Interest & Taxes (EBIT)	(12,752)	7,495	(5,354)	(1,230)

Add: Depreciation, Depletion & Amortization	58,037	65,367	242,152	262,873

Earnings Before Interest, Taxes and DD&A (EBITDA)	45,285	72,862	236,798	261,643

Forward-looking statements: CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: effects of the amount of our debt compared to stockholder’s equity and recent changes in our credit ratings; results of an internal investigation in response to an anonymous letter recently received; deterioration of our operating results in recent periods; our ability to comply with restrictions imposed by our senior credit facility; the success or failure of CONSOL Energy’s efforts to implement its business strategy; reliance on major customers and long-term contracts; the effects of market demand and price on performance; the ability to renew coal and gas sales agreements upon expiration; the price of coal and gas sold under any new sales agreements; fluctuating sales prices; contract penalties; actions of CONSOL Energy’s competitors and CONSOL Energy’s ability to respond to such actions; recent declines in the creditworthiness of our customer base; risks inherent in mining and gas production including geological conditions, mine and gas operations accidents; weather-related factors; results of litigation; the effects of government regulation; the risk of work stoppages; the risk of transportation disruptions that could impair CONSOL Energy’s ability to sell coal and gas; management’s ability to correctly estimate and accrue for contingent liabilities; and CONSOL Energy’s ability to identify suitable acquisition candidates and to successfully finance, consummate the acquisition of, and integrate these candidates as part of its acquisition strategy; and the effects of recent sales of our common stock on the market price of our common stock.

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS of INCOME

(Unaudited)

(Dollars in thousands - except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Sales - Outside	$512,116	$508,366	$2,041,482	$2,002,541
Sales - Related Parties	—	(15)	1,369	804
Freight - Outside	29,083	31,998	114,020	133,852
Freight - Related Parties	—	14	562	564
Other Income	12,780	14,188	65,033	45,837

Total Revenue and Other Income	553,979	554,551	2,222,466	2,183,598

Cost of Goods Sold and Other Operating Charges	417,376	390,854	1,624,016	1,543,189
Freight Expense	29,083	32,012	114,582	134,416
Selling, General and Administrative Expense	20,880	16,308	77,571	65,888
Depreciation, Depletion and Amortization	58,037	65,367	242,152	262,873
Interest Expense	8,449	12,603	34,451	46,213
Taxes Other Than Income	35,864	41,107	160,209	172,479
Restructuring Cost	3,606		3,606
Export Sales Excise Tax Resolution	—	669	(614)	(1,037)

Total Costs	573,295	558,920	2,255,973	2,224,021

Earnings (Loss) Before Income Taxes	(19,316)	(4,369)	(33,507)	(40,423)
Income Tax Expense (Benefit)	5,320	(8,503)	(16,924)	(52,099)

Earnings (Loss) Before Cumulative Effect of Change in Accounting Principle	(24,636)	4,134	(16,583)	11,676

Cumulative Effect of Changes in Accounting for Mine Closing, Reclamation and Gas Well Closing Costs, net of Income Taxes of $3,035	—	—	4,768	—

Net Income (Loss)	$(24,636)	$4,134	$(11,815)	$11,676

Basic Earnings Per Share	$(0.27)	$0.05	$(0.14)	$0.15

Dilutive Earnings Per Share	$(0.27)	$0.05	$(0.14)	$0.15

Weighted Average Number of Common Shares Outstanding:
Basic	89,823,341	78,728,560	81,732,589	78,728,560

Dilutive	90,322,549	78,834,023	82,040,418	78,834,023

Dividends Paid Per Share	$0.56	$0.84	$0.56	$0.84

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) DECEMBER 31, 2003	DECEMBER 31, 2002
ASSETS

Current Assets:
Cash and Cash Equivalents	$6,513	$11,517
Accounts and Notes Receivable:
Trade	89,971	205,891
Other Receivables	88,901	127,226
Inventories	103,358	135,621
Deferred Income Taxes	132,499	92,236
Recoverable Income Taxes	20,257	21,935
Prepaid Expenses	33,402	28,411

Total Current Assets	474,901	622,837

Property, Plant and Equipment:
Property, Plant and Equipment	5,495,096	5,257,456
Less - Accumulated Depreciation, Depletion and Amortization	2,808,638	2,663,035

Total Property, Plant and Equipment - Net	2,686,458	2,594,421

Other Assets:
Deferred Income Taxes	398,512	420,718
Intangible Assets - Net	375,049	400,164
Investment in Affiliates	84,878	135,362
Restricted Cash	190,918	—
Other	104,245	119,658

Total Other Assets	1,153,602	1,075,902

TOTAL ASSETS	$4,314,961	$4,293,160

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited)
	DECEMBER 31, 2003	DECEMBER 31, 2002
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$134,772	$151,371
Short-Term Notes Payable	68,760	204,545
Current Portion of Long-Term Debt	53,330	8,615
Other Accrued Liabilities	584,604	449,902

Total Current Liabilities	841,466	814,433

Long-Term Debt:
Long-Term Debt	441,912	485,535
Capital Lease Obligations		2,896

Total Long-Term Debt	441,912	488,431

Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	1,475,874	1,437,987
Pneumoconiosis Benefits	441,536	455,436
Mine Closing	312,208	332,920
Workers’ Compensation	255,785	261,250
Deferred Revenue	61,673	102,400
Salary Retirement	80,959	91,474
Reclamation	14,480	5,812
Other	102,448	140,970

Total Deferred Credits and Other Liabilities	2,744,963	2,828,249

Stockholders’ Equity:
Common Stock, $.01 par value; 500,000,000 Shares Authorized, 91,267,558 Issued and 89,861,900 Outstanding at December 31, 2003; and 80,267,558 Issued and 78,749,001 Outstanding at December 31, 2002	913	803
Preferred Stock, 15,000,000 Shares Authorized; None Issued and Outstanding
Capital in Excess of Par Value	833,675	643,787
Retained Earnings (Deficit)	(429,487)	(372,017)
Other Comprehensive Loss	(102,601)	(93,370)
Common Stock in Treasury, at Cost - 1,405,658 Shares at December 31, 2003 and 1,518,557 Shares at December 31, 2002	(15,880)	(17,156)

Total Stockholders’ Equity	286,620	162,047

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,314,961	$4,293,160

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Operating Activities:
Net (Loss) Income	$(24,636)	$4,134	$(11,815)	$11,676
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Cumulative Effect of Change in Accounting Principle, net of tax			(4,768)
Depreciation, Depletion and Amortization	58,037	65,367	242,152	262,873
Gain on the Sale of Assets	(4,370)	(7,690)	(23,372)	(13,307)
Amortization of Intangible Assets	3,253	2,734	7,013	9,946
Deferred Income Taxes	(5,645)	(90,436)	(14,494)	(45,557)
Equity in Earnings of Affiliates	4,290	4,082	8,851	9,818
Changes in Operating Assets:
Accounts Receivable Securitization	(7,900)		108,000
Accounts and Notes Receivable	7,197	4,655	43,245	12,061
Inventories	7,153	5,335	27,044	(21,727)
Prepaid Expenses	2,068	7,142	(8,210)	13,878
Changes in Other Assets	8,826	3,421	14,668	8,540
Changes in Operating Liabilities:
Accounts Payable	20,637	16,084	(5,823)	(20,552)
Other Operating Liabilities	(9,227)	153,475	115,963	164,343
Changes in Other Liabilities	8,079	(20,549)	(108,221)	(61,690)
Other	(3,604)	2,528	(9,106)	(746)

	88,794	146,148	392,942	317,880

Net Cash Provided by Operating Activities	64,158	150,282	381,127	329,556

Investing Activities:
Capital Expenditures	(104,431)	(57,141)	(290,652)	(295,025)
Additions to Intangible Assets	(5,910)	(1,644)	(10,196)	(5,155)
Investment in Equity Affiliates	(4,044)	(9,178)	(12,670)	(67,969)
Proceeds from Sales of Assets	23,321	21,065	108,904	28,213

Net Cash Used in Investing Activities	(91,064)	(46,898)	(204,614)	(339,936)

Financing Activities:
Payments on Commercial Paper		(93,100)	(202,953)	(119,993)
Payments on Miscellaneous Borrowings	(152)	(1,309)	(22)	(4,285)
Proceeds from Short Term Debt	65,000		65,000
Payments on Long Term Notes				(66,000)
Proceeds from Long Term Notes		1,557	1,757	261,803
Dividends Paid	(12,562)	(11,016)	(45,613)	(66,086)
Proceeds from Issuance of Common Stock			189,552
Proceeds from Treasury Rate Lock				1,332
Payments for Bond Issuance Costs		(39)		(1,065)
Deposit to Restricted Cash	(190,000)		(190,918)
Issuance of Treasury Stock	1,015		1,680	609

Net Cash (Used in) Provided by Financing Activities	(136,699)	(103,907)	(181,517)	6,315

Net Decrease in Cash and Cash Equivalents	(163,605)	(523)	(5,004)	(4,065)
Cash and Cash Equivalents at Beginning of Period	170,118	12,040	11,517	15,582

Cash and Cash Equivalents at End of Period	$6,513	$11,517	$6,513	$11,517

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in Thousands - except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Other Compre- hensive Income (Loss)	Treasury Stock	Total Stock- holders’ Equity
Balance - December 31, 2002	$803	$643,787	$(372,017)	$(93,370)	$(17,156)	$162,047

(Unaudited)

Net Income	—	—	(11,815)	—	—	(11,815)

Issuance of Common Stock	110	189,442	—	—	—	189,552
Minimum Pension Liability (Net of $2,789 tax)	—	—	—	(5,279)	—	(5,279)
Treasury Rate Lock (Net of $54 tax)	—	—	—	(81)	—	(81)
Interest Rate Swap Contract (Net of $176 tax)	—	—	—	(276)	—	(276)
Gas Cash Flow Hedge (Net of $2,289 tax)	—	—	—	(3,595)	—	(3,595)

Comprehensive Income (Loss)	110	189,442	(11,815)	(9,231)	—	168,506

Treasury Stock Issued (112,899 shares)	—	446	—	—	1,276	1,722
Dividends ($.56 per share)	—	—	(45,655)	—	—	(45,655)

Balance - December 31, 2003	$913	$833,675	$(429,487)	$(102,601)	$(15,880)	$286,620

CONSOL Energy Inc.

Financial and Operating Statistics

16-Jan-04

		Quarter Ended Dec 31		Twelve Months Ended 12/31
		2003	2002	2003	2002
	AS REPORTED FINANCIALS:

A	Revenue ($ MM)	$553.979	$554.551	$2,222.466	$2,183.597
B	EBIT ($MM)	$(12.752)	$7.495	$(5.354)	$(1.230)
C	EBITDA ($ MM)	$45.285	$72.862	$236.798	$261.643
D	Net Income / (Loss) ($ MM)	$(24.636)	$4.134	$(11.815)	$11.676
E	EPS(diluted)	$(0.270)	$0.05	$(0.140)	$0.150
F	Average shares outstanding	89,823,341	78,728,560	81,732,589	78,728,560

N	CAPEX, excl. acquisitions ($ MM)	$103.932	$57.182	$290.652	$295.235

	COAL OPERATIONAL:
G	# Mining Complexes (end of period)	20	22	20	22
H	# Complexes Producing (end of period)	15	17	15	17
I	Sales (MM tons)-Produced only	15.282	16.113	61.498	$64.824
J	Average sales price * ($/ton)	$27.93	$26.98	$27.61	$26.76
K	Production income ($/ton)	$0.664	$2.066	$1.367	$2.023
L	Production (MM tons)-Produced only	14.93	15.90	60.39	66.23
M	Ending inventory (MM tons)	1.328	2.982	1.328	2.982

	GAS OPERATIONAL/FINANCIAL(incl. equity companies):
O	GAS sales volumes (Bcf) gross	13.2	12.4	50.8	47.2
P	GAS sales price ($/Mcf) net of hedging	$4.19	$3.76	$4.16	$3.17
Q	GAS revenue net of hedging ($MM)**	$55.672	$46.864	$211.493	$149.668
S	GAS EBIT ($MM)** a	$24.041	$17.122	$74.513	$38.9150
T	GAS EBITDA ($MM)** a	$29.499	$26.137	$108.155	$73.4280
U	GAS CAPEX ($ MM)** b	$39.276	$18.169	$85.183	$64.6970

*	note: average sales price of tons produced
**	note: gas revenue, EBIT, EBITDA, and CAPEX included in total company financials
a -	Gas EBIT and Gas EBITDA restated for the quarter ended March 31, 2002 due to reclassifications related to the implementation of a new internal reporting system.
b -	Gas CAPEX restated for all prior quarters to reflect the changes in investment affiliates related to gas equity companies.